EXHIBIT 99.1
FirstCash Announces Expiration Of Tender Offer And Consent Solicitation
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Fort Worth, Texas (June 13, 2017) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS) announced today the expiration, at 11:59 p.m., New York City time, on June 12, 2017, of its previously announced tender offer and consent solicitation (the “Tender Offer”) for any and all of its existing 6.75% senior notes due 2021 (the “Notes”), which commenced on May 15, 2017 and is described in the Offer to Purchase and Consent Solicitation Statement, dated May 15, 2017 (the “Offer to Purchase”), and a related Consent and Letter of Transmittal (together with the Offer to Purchase, the “Offer Documents”).

As previously announced, the Company has received tenders from holders of approximately $149.6 million in aggregate principal amount of Notes, which represents approximately 75% of the $200,000,000 aggregate principal amount of Notes outstanding, all of which was tendered on or prior to 5:00 p.m., New York City time, on May 26, 2017 and accepted for purchase on May 30, 2017. The Company today accepted for purchase and paid for an additional $24,000 aggregate principal amount of Notes tendered prior to the expiration of the Tender Offer.

As previously announced, the Company also received consents sufficient to approve the proposed amendments to the indenture governing the Notes (the “Indenture”), and the Company and BOKF NA, as trustee, executed a supplemental indenture (the “Supplemental Indenture”) on May 30, 2017 effecting certain changes to the Indenture. The Supplemental Indenture eliminated substantially all of the restrictive covenants, certain events of default and related provisions contained in the Indenture. The Company will redeem the remaining outstanding principal amount of Notes and discharge the Indenture on June 29, 2017 in accordance with the notice of redemption issued on May 30, 2017.

The Company engaged Credit Suisse Securities (USA) LLC as the sole Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Persons with questions regarding the Tender Offer should contact Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect). Requests for copies of the Offer Documents or documents relating to the Tender Offer may be directed to D.F. King & Co., Inc., the Tender Agent and Information Agent, at (212) 269-5550 or toll-free at (866) 544-8778 or fcfs@dfking.com.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,000 retail pawn and consumer lending locations in 26 U.S. states and Latin America, which includes all the states in Mexico and the countries of Guatemala and El Salvador. The Company employs more than 16,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 95% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com

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